EXHIBIT NO. 99.1

PRESS  RELEASE

Highlights:
4th Quarter
•	Sales surge $25.1 million or 65%
•	Gross margins climb $8.7 million or 80%
•	Goodwill and reorganization costs of $1.7 million
•	Free Cash Flow of $8.3 million

                Annual
•	Sales flat at $203.6 million
•	Gross margins improve $1.5 million to 30.0%
•	Goodwill and reorganization costs drop $3.6 million

ATHOL, MA – September 21, 2010 – The L.S. Starrett Company (NYSE-SCX) today reported fiscal 2010 fourth quarter and annual results.  Sales in the fiscal 2010 fourth quarter were $63.9 representing a $25.1 million or 65% increase compared to fiscal 2009 and remained flat for the year at $203.6 million.  Gross margins in the fiscal 2010 fourth quarter were $19.6 million or $8.7 million improvement over fiscal 2009 and increased $1.5 million for the year.  Net income in the fourth quarter was $0.04 per share compared to a net loss of $0.34 per share in fiscal 2009 and was a net loss of $0.45 per share compared to $0.49 per share in fiscal 2009 on an annual basis.

For the year, free cash flow improved $29.0 million from a deficit of $8.8 million in fiscal 2009 to a surplus of $20.2 million in fiscal 2010.

“We adjusted our cost structure and working capital requirements to the economic downturn which formed a foundation for our strong fourth quarter” said Doug Starrett.  “We have experienced continued order growth in the first quarter of fiscal 2011 and are positioned well to take advantage of an improved economic environment” added Starrett.